UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2022 (May 10, 2022)

REZOLUTE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-39683	27-3440894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Redwood Shores Pkwy, Suite 315, Redwood City, CA 94065

(Address of Principal Executive Offices, and Zip Code)

650-206-4507

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RZLT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

Lincoln Park Purchase Agreement

As previously disclosed, on August 2, 2021, Rezolute, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, relating to the issuance and sale from time to time shares of its common stock, $0.001 par value per share, having an aggregate gross sales price of up to $20,000,000 through Lincoln Park Capital Fund, LLC, in a committed equity financing.

Effective May 10, 2022, the Company terminated the Purchase Agreement, pursuant to the Company’s right to terminate the Purchase Agreement in its discretion. Prior to termination, the Company sold 20,000 shares under the Purchase Agreement, for net proceeds of approximately $0.2 million.

Oppenheimer Distribution Agreement

As previously disclosed, on December 18, 2020, the Company entered into an Equity Distribution Agreement (the “Distribution Agreement”) with Oppenheimer & Co. Inc., relating to the issuance and sale from time to time shares of its common stock, $0.001 par value per share, having an aggregate gross sales price of up to $50,000,000 through Oppenheimer & Co. Inc., as sales agent, through an “at the market” equity offering program.

The Company terminated the Distribution Agreement, to be effective May 17, 2022, pursuant to the Company’s right to terminate the Distribution Agreement in its discretion. Prior to termination, the Company sold 138,388 shares of its common stock pursuant to the Distribution Agreement for net proceeds of approximately $1.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REZOLUTE, INC.

DATE: May 16, 2022	By:	/s/ Nevan Elam
Nevan Elam
Chief Executive Officer